Exhibit 99.2

americold
REALTY TRUST

Tacoma, WA

La Porte, TX

Phoenix, AZ

EARNINGS RELEASE & FINANCIAL SUPPLEMENT
Second Quarter 2019

COLD
LISTED
NYSE

Financial Supplement	Second Quarter 2019

Financial Supplement	Second Quarter 2019

Corporate Profile

We are the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. We are organized as a self-administered and self-managed REIT with proven operating, development and acquisition expertise. As of June 30, 2019, we operated a global network of 178 temperature-controlled warehouses encompassing over 1 billion cubic feet, with 160 warehouses in the United States, six warehouses in Australia, seven warehouses in New Zealand, two warehouses in Argentina and three warehouses in Canada. In addition, we hold a minority interest in the China JV, as described in Note 3 of the Consolidated Financial Statements included in Item 15 of our 2018 Annual Report on Form 10-K, which owns or operates 12 temperature-controlled warehouses located in China.

Corporate Headquarters
10 Glenlake Parkway South Tower, Suite 600
Atlanta, Georgia 30328
Telephone: (678) 441-1400
Website: www.americold.com

Senior Management
Fred W. Boehler: Chief Executive Officer, President and Trustee
Marc J. Smernoff: Chief Financial Officer and Executive Vice President
Carlos V. Rodriguez: Chief Operating Officer and Executive Vice President
James A. Harron: Chief Investment Officer and Executive Vice President
James C. Snyder, Jr.: Chief Legal Officer and Executive Vice President
Sanjay Lall: Chief Information Officer and Executive Vice President
David K. Stuver: Executive Vice President, Business Development and Supply Chain Solutions
Thomas C. Novosel: Chief Accounting Officer and Senior Vice President
Board of Trustees
Mark R. Patterson: Chairman of the Board of Trustees
George J. Alburger, Jr.: Trustee
Kelly H. Barrett: Trustee
Fred W. Boehler: Chief Executive Officer, President and Trustee
Antonio F. Fernandez: Trustee
James R. Heistand: Trustee
Michelle M. MacKay: Trustee
David J. Neithercut: Trustee
Andrew P. Power: Trustee

Investor Relations
To request more information or to be added to our e-mail distribution list, please visit our website: www.americold.com
(Please proceed to the Investors section)

Analyst Coverage

Firm	Analyst Name	Contact
Baird Equity Research	David B. Rodgers	216-737-7341
Bank of America Merrill Lynch	Joshua Dennerlein	646-855-1681
Berenberg Capital Markets	Nate Crossett	646-949-9030
Citi	Emmanuel Korchman	212-816-1382
J.P. Morgan	Michael W. Mueller	212-622-6689
Raymond James	William A. Crow	727-567-2594
RBC	Michael Carroll	440-715-2649
SunTrust Robinson Humphrey	Ki Bin Kim	212-303-4124

Financial Supplement	Second Quarter 2019

Stock Listing Information
The shares of Americold Realty Trust are traded on the New York Stock Exchange under the symbol "COLD".

Credit Ratings

Fitch
Issuer Default Rating:	BBB	(Stable Outlook)

Morningstar
Credit Rating:	BBB	(Stable Outlook)

These credit ratings may not reflect the potential impact of risks relating to the structure or trading of the Company’s securities and are provided solely for informational purposes. Credit ratings are not recommendations to buy, hold or sell any security, and may be revised or withdrawn at any time by the issuing rating agency at its sole discretion. The Company does not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.

Financial Supplement	Second Quarter 2019

AMERICOLD REALTY TRUST ANNOUNCES SECOND QUARTER 2019 RESULTS

Atlanta, GA, August 8, 2019 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses, today announced financial and operating results for the second quarter ended June 30, 2019.

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “Due to the strength of our core operations, the second quarter was quite strong as Global Warehouse same store revenue grew 3.4% and same store segment NOI grew by 6.2%, both on a constant currency basis. At the same time, our team completed $1.3 billion of acquisitions during the second quarter, consisting of Cloverleaf Cold Storage and Lanier Cold Storage, and made rapid progress on the realization of synergies as we integrate all 24 facilities into our portfolio. We also made significant progress on our development pipeline, with groundbreaking at our builds in Atlanta and Savannah as well as three expansion projects associated with Cloverleaf.  Finally, we successfully accessed the debt and equity markets to match fund this expansion activity.

As we look ahead, the supply and demand dynamics within our industry remain consistent and favorable to Americold. As demonstrated this quarter, we believe we can continue to leverage our scale and our Americold Operating System to enhance the value of each facility we acquire. Similarly, we expect to use our platform to take advantage of burgeoning opportunities within the market, including partnering with our customers as they pursue omni-channel distribution models.  We remain committed to driving consistent long term growth in order to more efficiently and effectively serve current and new customers, and to continue to produce stable cash flows and create value for our shareholders.”

Second Quarter 2019 Highlights

•	Total revenue of $438.5 million, an 11.1% increase over the same quarter last year.

•	Total NOI of $121.1 million, a 23.3% increase over the same quarter last year.

•	Net income of $4.9 million, or $0.03 per diluted common share, compared to net income of $29.4 million in the same quarter last year.

•	Core EBITDA of $93.6 million, a 27.1% increase over the same quarter last year, or a 28.6% increase on a constant currency basis.

•	Core Funds from Operations ("Core FFO") of $56.1 million, or $0.30 per diluted common share, compared to $43.1 million in the same quarter last year.

•	Adjusted Funds from Operations (“AFFO”) of $58.1 million, or $0.31 per diluted common share, compared to $39.8 million in the same quarter last year.

•	Global Warehouse segment revenue of $338.2 million, a 17.6% increase over the same quarter last year.

•	Global Warehouse segment NOI of $113.8 million, a 25.3% increase over the same quarter last year.

•	Global Warehouse segment same store revenue grew 1.5%, or 3.4% on a constant currency basis, with same store segment NOI improving 4.9%, or 6.2% on a constant currency basis.

•	Completed construction and continued to onboard customers at the Company's Rochelle, IL expansion project.

•	Acquired privately-held Cloverleaf Cold Storage for $1.25 billion and Lanier Cold Storage for $82.6 million.

Financial Supplement	Second Quarter 2019

•
Announced and broke ground on a planned expansion and redevelopment program at the Company's existing Atlanta major market campus. The Company also broke ground at its previously announced Savannah development project and reviewed and commenced work on three expansion projects associated with the Cloverleaf acquistion at Chesapeake, Virginia, Little Rock, Arkansas, and Columbus, Ohio.

•	Completed a follow-on public offering for net proceeds of approximately $1.21 billion, and entered into a forward sale agreement for 8,250,000 shares.

•	Closed an institutional private placement offering of $350 million of senior unsecured notes at an interest rate of 4.10% and a duration of 10.7 years.

•	Completed a land purchase in Sydney, Australia for $45.5 million, of which $4.4 million was paid as an initial deposit in 2018.

Year to Date 2019 Highlights

•	Total revenue increased 5.8% to $831.5 million.

•	Total NOI increased 12.4% to $219.8 million.

•	Net income of $0.3 million, or $0.00 per diluted common share, compared to net income of $20.8 million for the same period of the prior year.

•	Core EBITDA increased 13.3% to $164.7 million for the year to date 2019, or a 14.9% increase on a constant currency basis.

•	Core FFO of $96.0 million, or $0.57 per diluted common share for the year to date 2019.

•	AFFO of $102.4 million, or $0.60 per diluted common share for the year to date 2019.

•	Global Warehouse segment revenue of $627.8 million, a 9.3% increase over the prior period.

•	Global Warehouse segment NOI increased 13.4% to $204.6 million for the year to date 2019.

•
Global Warehouse segment same store revenue grew 1.0%, or 3.1% on a constant currency basis, with same store segment NOI improving 2.6%, or 3.9% on a constant currency basis, for the year to date 2019.

Second Quarter 2019 Total Company Financial Results
Total revenue for the second quarter of 2019 was $438.5 million, a 11.1% increase from the same quarter of the prior year. This growth was driven by the incremental revenue generated from two months of ownership of the Cloverleaf and Lanier portfolios during the second quarter of 2019 totalling $43.2 million, as well as improvements in contractual rate escalations, the later timing of the Easter holiday in 2019, the stabilization of the Clearfield, UT facility, the opening of the build-to-suit facility in Middleboro, MA, the incremental revenue associated with the Portfresh acquistion in January 2019, and the completion of the Rochelle, IL expansion. These factors were partially offset by unfavorable foreign currency exchange rates.

For the second quarter of 2019, the Company reported net income of $4.9 million, or $0.03 per diluted share, compared to $29.4 million for the same quarter of the prior year. Net income for the current quarter included the impact of costs associated with recent acquisition activity and the Company's subsequent integration effort to realize synergies. Net income for the second quarter of 2018 included an $8.4 million gain from the sale of its Thomasville, GA facility.

Total NOI for the second quarter of 2019 was $121.1 million, an increase of 23.3% from the same quarter of the prior year.

Core EBITDA was $93.6 million for the second quarter of 2019, compared to $73.6 million for the same quarter of the prior year. This reflects a 27.1% increase over prior year, or 28.6% on a constant currency basis, largely impacted by increased Core EBITDA

Financial Supplement	Second Quarter 2019

from acquisitions. This growth was offset by unfavorable foreign currency exchange rates and the impact of the benefit received in the second quarter of 2018 related to workers' compensation. As a result, Core EBITDA margin increased by 269.5 basis points to 21.4%.

For the second quarter of 2019, Core FFO was $56.1 million, or $0.30 per diluted share, compared to $43.1 million for same quarter of the prior year. The year-over-year increase is driven primarily by increased FFO as a result of acquisitions.

For the second quarter of 2019, AFFO was $58.1 million, or $0.31 per diluted share, compared to $39.8 million for same quarter of the prior year. AFFO excludes certain expenses and income items that do not represent core expenses and income streams.

Please see the Company's supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.

Second Quarter 2019 Global Warehouse Segment Results
For the second quarter of 2019, Global Warehouse segment revenues were $338.2 million, an increase of $50.5 million, or 17.6%, compared to $287.7 million for the second quarter of 2018. This growth was driven by the incremental revenue generated from two months of ownership of the Cloverleaf and Lanier portfolios, which totaled $40.0 million. This increase was also impacted by the same revenue growth factors mentioned above.

Warehouse segment NOI was $113.8 million, or 33.7% of segment revenue, for the second quarter of 2019, compared to $90.8 million, or 31.6% of segment revenue, for the prior year. This represents a 25.3% improvement in segment profitability over the second quarter of 2018 and an expansion of 208 basis points in segment margin period-over-period. The year-over-year growth was driven by incremental NOI of $15.3 million generated from acquisitions that closed in the second quarter of 2019, the aforementioned revenue trends, and operating efficiency gains driven by power savings, labor cost controls and the leveraging of the Company's fixed expenses. This growth was offset by unfavorable foreign currency exchange rates and the impact of the $1.0 million benefit received in the second quarter of 2018 related to workers' compensation. With respect to the segment margin, 60 basis points of the segment margin expansion can be attributed to acquisitions that closed in the second quarter of 2019.

Financial Supplement	Second Quarter 2019

The following tables summarize the global warehouse same store financial results and metrics for the three and six months ended June 30, 2019 and 2018:

Global Warehouse - Same Store	Three Months ended June 30,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Number of same store sites	138		138	n/a	n/a
Global Warehouse same store revenues:
Rent and storage	$123,298	$125,336	$122,903	0.3%	2.0%
Warehouse services	164,209	167,510	160,287	2.4%	4.5%
Total same store revenues	$287,507	$292,846	$283,190	1.5%	3.4%
Global Warehouse same store contribution (NOI)	$94,869	$96,057	$90,408	4.9%	6.2%
Global Warehouse same store margin	33.0%	32.8%	31.9%	107 bps	88 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average physical occupied pallets	2,235	2,235	2,333	(4.2)%	n/a
Average economic occupied pallets	2,366	2,366	2,434	(2.8)%	n/a
Average physical pallet positions	3,084	3,084	3,112	(0.9)%	n/a
Physical occupancy percentage	72.5%	72.5%	75.0%	-249 bps	n/a
Economic occupancy percentage	76.7%	76.7%	78.2%	-148 bps	n/a
Same store rent and storage revenues per physical occupied pallet	$55.16	$56.07	$52.67	4.7%	6.4%
Same store rent and storage revenues per economic occupied pallet	$52.11	$52.97	$50.50	3.2%	4.9%
Global Warehouse same store services:
Throughput pallets	6,440	6,440	6,521	(1.2)%	n/a
Same store warehouse services revenues per throughput pallet	$25.50	$26.01	$24.58	3.7%	n/a
n/a = not applicable

Financial Supplement	Second Quarter 2019

Global Warehouse - Same Store	Six Months Ended June 30,			Change
Dollars in thousands	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Number of same store sites	137		137	n/a	n/a
Global Warehouse same store revenues:
Rent and storage	$245,148	$249,530	$244,576	0.2%	2.0%
Warehouse services	323,663	331,128	318,798	1.5%	3.9%
Total same store revenues	$568,811	$580,658	$563,374	1.0%	3.1%
Global Warehouse same store contribution (NOI)	$182,595	$184,964	$177,983	2.6%	3.9%
Global Warehouse same store margin	32.1%	31.9%	31.6%	51 bps	26 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage:
Occupancy
Average physical occupied pallets	2,237	2,237	2,331	(4.0)%	n/a
Average economic occupied pallets	2,367	2,367	2,436	(2.9)%	n/a
Average physical pallet positions	3,055	3,055	3,077	(0.7)%	n/a
Physical occupancy percentage	73.2%	73.2%	75.8%	-255 bps	n/a
Economic occupancy percentage	77.5%	77.5%	79.2%	-172 bps	n/a
Same store rent and storage revenues per physical occupied pallet	$109.60	$111.56	$104.93	4.5%	6.3%
Same store rent and storage revenues per economic occupied pallet	$103.58	$105.43	$100.39	3.2%	5.0%
Global Warehouse same store services:
Throughput pallets	12,814	12,814	13,070	(2.0)%	n/a
Same store warehouse services revenues per throughput pallet	$25.26	$25.84	$24.39	3.6%	n/a
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
n/a = not applicable

Fixed Commitment Rent and Storage Revenue
For the second quarter of 2019, $232 million of the Company's rent and storage revenues were derived from customers with fixed commitment storage contracts. This compares to $222 million for the first quarter of 2019 and $203 million for the second quarter of 2018. The Company's recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, 38.3% of rent and storage revenues were generated from fixed commitment storage contracts.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company's customers have space available when needed. At times, these customers may be paying for space that is not physically occupied. For the second quarter of 2019, economic occupancy for the total warehouse segment was 76.8% and warehouse segment same store pool was 76.7%, representing a 371 basis point and 424 basis point increase above physical occupancy, respectively. For the second quarter of 2019, physical occupancy for the total warehouse segment was 73.0% and warehouse segment same store pool was 72.5%.

Real Estate Portfolio
The Company's total real estate portfolio consists of 178 facilities as of June 30, 2019. This includes the 21 warehouse facilities and one managed facility acquired from Cloverleaf, and two warehouse facilities acquired from Lanier, both during the second quarter. The Company ended the second quarter of 2019 with 166 facilities in its Global Warehouse segment portfolio. The

Financial Supplement	Second Quarter 2019

Company's same store population consists of 138 facilities as of June 30, 2019. During the second quarter of 2019, one recently stabilized facility was moved into the same store pool, and the total number of warehouses reflects recent acquisition activity as well as the sale of the Company's last remaining idle asset. The remaining twenty-eight facilities include the 23 facilities in the warehouse segment that were recently acquired in the second quarter of 2019, or are in various stages of operational stabilization and are classified as "non-same store".

Balance Sheet Activity and Liquidity
At June 30, 2019, the Company had total liquidity of approximately $1.5 billion, including cash and capacity on its revolving credit facility and $138 million and $236 million of net proceeds from its September 2018 and April 2019 equity forwards, respectively. Total debt outstanding was $1.90 billion (inclusive of $172.7 million of capital leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 75% was in an unsecured structure. The Company has no material debt maturities until 2022, assuming the one-year extension option is exercised on its revolver. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.1x. Of the Company's total debt outstanding, $1.73 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company's real estate debt has a weighted average term of 6.9 years and carries a weighted average contractual interest rate of 4.49%. As of June 30, 2019, 80% of the Company's total debt outstanding was at a fixed rate, inclusive of the $100 million interest rate swap on its term loan that was entered into during the first quarter of 2019.

Dividend
On May 23, 2019, the Company's Board of Trustees declared a dividend of $0.20 per share for the second quarter of 2019, which was paid on July 15, 2019 to common shareholders of record as of June 28, 2019.

Highlights Subsequent to Quarter End

•	Extended the six million share equity forward issued in September 2018 by an additional 12 months, with a new outstanding settlement date of no later than September 2020.

2019 Outlook
The Company has revised select 2019 guidance based upon the impact of acquisitions, announced development, and capital markets activity completed subsequent to quarter end:

•
Global warehouse segment same store revenue growth to range between 2 and 4 percent on a constant currency basis and same store NOI growth to be 100 to 200 basis points higher than the associated revenue.

•	Selling, general, and administrative expense, as a percentage of total revenue, is expected to range between 7.0 and 7.2 percent.

•	Total recurring maintenance capital expenditures is expected in the range of $56 to $66 million.

•
Total expansion and development capital expenditures is expected to aggregate in a range of $220 to $250 million, which includes spending related to the Company's announced projects in Chicago, IL, Savannah, GA, Australia, and Atlanta, GA as well as the three expansions associated with the Cloverleaf acquisition.

•	Anticipated AFFO payout ratio of 65 to 68 percent.

•	Full year weighted average diluted share count of 180 to 184 million shares.

Financial Supplement	Second Quarter 2019

The Company's guidance is provided for informational purposes based on current plans and assumptions as is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, August 8, 2019 at 5:00 p.m. Eastern Time to discuss second quarter 2019 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust's website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.

The conference call can also be accessed by dialing 1-877-407-3982 or 1-201-493-6780. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13692085. The telephone replay will be available starting shortly after the call until August 22, 2019.

The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 178 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net income (loss) available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net income (loss) available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the

Financial Supplement	Second Quarter 2019

ownership of real estate and temperature-controlled warehouses in particular; defaults or non-renewals of contracts with customers; potential bankruptcy or insolvency of our customers; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financing; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; our failure to realize the intended benefits from our recent acquisitions including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; our failure to successfully integrate and operate acquired or developed properties or businesses, including but not limited to: Cloverleaf Cold Storage, Lanier Cold Storage and PortFresh Holdings, LLC; difficulties in identifying properties to be acquired and completing acquisitions; acquisition risks, including the failure of such acquisitions to perform in accordance with projections; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns in respect thereof; difficulties in expanding our operations into new markets, including international markets; our failure to maintain our status as a REIT; our operating partnership’s failure to qualify as a partnership for federal income tax purposes; uncertainties and risks related to natural disasters and global climate change; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the cost and time requirements as a result of our operation as a publicly traded REIT; risks related to joint venture investments, including as a result of our lack of control of such investments; changes in foreign currency exchange rates; the potential dilutive effect of our common share offerings; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, or our common shares; and risks related to our forward sale agreement entered into with Bank of America, N.A. in September 2018, or the 2018 forward sale agreement, and our forward sale agreement entered into with Bank of America, N.A. in April 2019, or the 2019 forward sale agreement, including substantial dilution to our earnings per share or substantial cash payment obligations.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this documents include, among others, statements about our expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and our other reports filed with the Securities and Exchange Commission, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Financial Supplement	Second Quarter 2019

Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Financial Supplement	Second Quarter 2019

Selected Quarterly Financial Data

In thousands, except per share amounts - unaudited	As of
Capitalization:	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18
Fully diluted common shares outstanding at quarter end (1)	194,640	152,458	152,006	151,557	147,506
Common stock share price at quarter end	$32.42	$30.51	$25.54	$25.02	$22.02
Market value of common equity	$6,310,229	$4,651,494	$3,882,233	$3,791,956	$3,248,082

Gross debt (2)	$1,897,734	$1,522,396	$1,524,664	$1,551,440	$1,559,565
Less: cash and cash equivalents	320,805	172,838	208,078	226,807	153,200
Net debt	$1,576,929	$1,349,558	$1,316,586	$1,324,633	$1,406,365

Total enterprise value	$7,887,158	$6,001,052	$5,198,819	$5,116,589	$4,654,447
Net debt / total enterprise value	20.0%	22.5%	25.3%	25.9%	30.2%
Net debt to pro forma Core EBITDA (2)	4.14x	4.41x	4.29x	4.40x	4.76	x

Three Months Ended
Selected Operational Data:	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18
Warehouse segment revenues	$338,231	$289,615	$305,458	$297,225	$287,712
Total revenues	438,460	393,079	415,817	402,010	394,667
Operating income (3)	29,085	16,417	51,171	43,553	49,304
Net income (loss)	4,891	(4,629)	2,678	24,540	29,406
Adjusted net income (loss) (8)	4,891	(4.629)	28,852	24,540	29,406
Total warehouse segment contribution (NOI) (4)	113,817	90,819	100,491	93,638	90,835
Total segment contribution (NOI) (4)	121,119	98,678	108,678	101,484	98,200

Selected Other Data:
Core EBITDA (5)	93,617	71,057	84,675	76,814	73,632
Core funds from operations (1)	56,077	39,941	53,192	43,917	43,118
Adjusted funds from operations (1)	58,054	44,316	49,334	41,417	39,805

Earnings Measurements:
Net income (loss) per share - basic	$0.03	$(0.03)	$0.02	$0.17	$0.20
Net income (loss) per share - diluted	$0.03	$(0.03)	$0.02	$0.17	$0.20
Core FFO per diluted share (1)	$0.30	$0.26	$0.35	$0.30	$0.29
AFFO per diluted share (1)	$0.31	$0.29	$0.33	$0.28	$0.27
Dividend distributions declared per common share (6)	$0.20	$0.20	$0.19	$0.19	$0.19
Diluted AFFO payout ratio (7)	64.5%	69.0%	57.6%	67.9%	70.4%

Portfolio Statistics:
Total global warehouses	178	155	155	156	156
Ending physical occupancy	73.0%	74.6%	80.6%	77.0%	74.2%
Ending economic occupancy	76.8%	78.8%	83.7%	80.6%	77.3%
Total global same-store warehouses	138	137	136	137	137

Financial Supplement	Second Quarter 2019

(1) See "Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO and AFFO"
	As of
(2) Net Debt to Core EBITDA Computation	06/30/2019	12/31/2018
Total debt	$1,883,235	$1,510,721
Deferred financing costs	14,499	13,943
Gross debt	1,897,734	1,524,664
Adjustments:
Less: cash and cash equivalents	320,805	208,078
Net debt	$1,576,929	$1,316,586
Core EBITDA - last twelve months	$326,163	$306,777
Core EBITDA from acquisitions (a)	54,326	—
Pro forma Core EBITDA - last twelve months	$380,489	$306,777
Pro Forma Net Debt to Core EBITDA	4.14x	4.29x
(a) Includes 10 months of Core EBITDA from acquisitions prior to Americold's ownership.

(3) Certain prior period amounts have been reclassified to conform to the current period presentation.

(4) Reconciliation of segment contribution (NOI)
	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18
Warehouse segment contribution (NOI)	$113,817	$90,819	$100,491	$93,638	$90,835
Third-party managed segment contribution (NOI)	2,804	3,259	3,571	3,553	3,859
Transportation segment contribution (NOI)	4,206	4,356	4,407	4,148	3,586
Quarry segment contribution (NOI)	292	244	209	145	(80)
Total segment contribution (NOI)	$121,119	$98,678	$108,678	$101,484	$98,200
Depreciation, depletion and amortization	(40,437)	(30,096)	(29,792)	(29,402)	(29,051)
Selling, general and administrative (3)	(32,669)	(31,117)	(27,646)	(27,323)	(27,750)
Acquisition, litigation, and other	(17,964)	(8.493)	832	(1,194)	268
(Loss) gain from sale of real estate	(34)	—	(901)	(12)	8,384
Impairment of long-lived assets	(930)	(12,555)	—	—	(747)
U.S. GAAP operating income	$29,085	$16,417	$51,171	$43,553	$49,304

(5) See "Reconciliation of Net Income (Loss) to EBITDA, EBITDAre, and Core EBITDA"

(6) Distributions per common share	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18
Distributions declared on common shares during the quarter	$38,764	$30,235	$28,218	$28,072	$27,250
Common shares outstanding at quarter end	191,634	149,133	148,235	147,862	143,459
Distributions declared per common share of beneficial interest	$0.2000	$0.2000	$0.1875	$0.1875	$0.1875

(7) Calculated as distributions declared on common shares divided by AFFO per fully diluted share

(8) Reconciliation of adjusted net income
	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18
Net income (loss)	$4,891	$(4,629)	$2,678	$24,540	$29,406
Adjustment:
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	26,174	—	—
Adjusted net income (loss)	$4,891	$(4.629)	$28,852	$24,540	$29,406

Financial Supplement	Second Quarter 2019

Financial Information

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	June 30, 2019	December 31, 2018
Assets
Property, plant, and equipment:
Land	$516,874	$385,232
Buildings and improvements	2,591,532	1,849,749
Machinery and equipment	770,336	577,175
Assets under construction	118,375	85,983
	3,997,117	2,898,139
Accumulated depreciation and depletion	(1,157,430)	(1,097,624)
Property, plant, and equipment – net	2,839,687	1,800,515

Operating lease right-of-use assets	75,849	—
Accumulated depreciation-operating leases	(10,411)	—
Operating leases-net	65,438	—

Financing leases:
Buildings and improvements	11,227	11,227
Machinery and equipment	67,188	49,276
	78,415	60,503
Accumulated depreciation- financing leases	(23,967)	(21,317)
Financing leases – net	54,448	39,186

Cash and cash equivalents	320,805	208,078
Restricted cash	6,441	6,019
Accounts receivable – net of allowance of $4,946 and $5,706 at June 30, 2019 and December 31, 2018, respectively	208,978	194,279
Identifiable intangible assets – net	275,363	25,056
Goodwill	300,007	186,095
Investments in partially owned entities	12,788	14,541
Other assets	78,502	58,659
Total assets	$4,162,457	$2,532,428

Liabilities and shareholders’ equity
Liabilities:
Accounts payable and accrued expenses	287,691	253,080
Mortgage notes, senior unsecured notes, term loan and notes payable - net of unamortized deferred financing costs of $14,499 and $13,943, in the aggregate, at June 30, 2019 and December 31, 2018, respectively	1,710,523	1,351,014
Sale-leaseback financing obligations	117,420	118,920
Financing lease obligations	55,292	40,787
Operating lease obligations	68,428	—
Unearned revenue	18,805	18,625
Pension and postretirement benefits	17,135	16,317
Deferred tax liability - net	22,669	17,992
Multi-Employer pension plan withdrawal liability	8,837	8,938
Total liabilities	2,306,800	1,825,673
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – authorized 250,000,000 shares; 191,634,460 and 148,234,959 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,916	1,482
Paid-in capital	2,577,888	1,356,133
Accumulated deficit and distributions in excess of net earnings	(707,170)	(638,345)
Accumulated other comprehensive loss	(16,977)	(12,515)
Total shareholders’ equity	1,855,657	706,755
Total liabilities and shareholders’ equity	$4,162,457	$2,532,428

Financial Supplement	Second Quarter 2019

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Rent, storage, and warehouse services	$338,231	$287,712	$627,846	$574,229
Third-party managed services	61,515	65,755	125,651	129,632
Transportation services	36,492	38,889	73,588	77,234
Other	2,222	2,311	4,454	4,714
Total revenues	438,460	394,667	831,539	785,809
Operating expenses:
Rent, storage, and warehouse services cost of operations	224,414	196,877	423,210	393,824
Third-party managed services cost of operations	58,711	61,896	119,588	121,995
Transportation services cost of operations	32,286	35,303	65,026	70,054
Cost of operations related to other revenues	1,930	2,391	3,918	4,448
Depreciation, depletion and amortization	40,437	29,051	70,533	58,459
Selling, general and administrative	32,669	27,750	63,786	55,857
Acquisition, litigation, and other	17,964	(268)	26,457	3,574
Loss (gain) from sale of real estate	34	(8,384)	34	(8,384)
Impairment of long-lived assets	930	747	13,485	747
Total operating expenses	409,375	345,363	786,037	700,574

Operating income	29,085	49,304	45,502	85,235

Other income (expense):
(Loss) income from investments in partially owned entities	(68)	252	54	112
Interest expense	(24,098)	(22,929)	(45,674)	(47,424)
Bridge loan commitment fees	(2,665)	—	(2,665)	—
Interest income	2,405	1,109	3,408	1,733
Loss on debt extinguishment and modifications	—	—	—	(21,385)
Foreign currency exchange (loss) gain, net	(83)	1,511	(23)	2,191
Other (expense) income, net	(591)	33	(758)	89
Income (loss) before income tax (expense) benefit	3,985	29,280	(156)	20,551
Income tax (expense) benefit:
Current	(2,446)	(1,323)	(3,994)	(2,390)
Deferred	3,352	1,449	4,412	2,605
Total income tax benefit	906	126	418	215

Net income	$4,891	$29,406	$262	$20,766
Less distributions on preferred shares of beneficial interest - Series A	—	—	—	(1)
Less distributions on preferred shares of beneficial interest - Series B	—	—	—	(1,817)
Net income attributable to common shares of beneficial interest	$4,891	$29,406	$262	$18,948

Weighted average common shares outstanding – basic	182,325	143,499	165,869	133,965
Weighted average common shares outstanding – diluted	186,117	146,474	169,305	136,737

Net income per common share of beneficial interest - basic	$0.03	$0.20	$0.00	$0.13
Net income per common share of beneficial interest - diluted	$0.03	$0.20	$0.00	$0.14

Financial Supplement	Second Quarter 2019

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	YTD 19
Net income (loss)	$4,891	$(4,629)	$2,678	$24,540	$29,406	$262
Adjustments:
Real estate related depreciation and depletion	28,518	22,665	22,405	21,903	21,764	51,183
Net loss (gain) on sale of depreciable real estate	34	—	—	—	(8,384)	34
Net loss (gain) on asset disposals	—	138	913	(65)	—	138
Impairment charges on certain real estate assets	—	12,555	—	—	747	12,555
Real estate depreciation on China JV	269	289	398	292	242	558
NAREIT Funds from operations	$33,712	$31,018	$26,394	$46,670	$43,775	$64,730
Adjustments:
Net loss (gain) on sale of non-real estate assets	167	(118)	110	(314)	(390)	49
Non-real estate impairment	930	—	—	—	—	930
Non-offering related equity issuance expenses (a)	(164)	1,511	(34)	605	—	1,347
Non-recurring public company implementation costs (b)	—	—	544	496	162	—
Acquisition, diligence and integration costs(c)	15,014	1,441	599	21	51	16,455
Stock-based compensation expense, IPO grants	556	607	1,433	845	965	1,163
Severance, reduction in workforce costs and equity acceleration(d)	2,641	4,293	(73)	73	—	6,934
Terminated site operations costs (e)	6	338	(1,870)	—	66	344
Litigation and other related settlement costs (f)	467	910	—	—	—	1,377
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	26,174	—	—	—
Foreign currency exchange loss (gain)	83	(60)	43	(734)	(1,511)	23
Excise tax settlement	—	—	(128)	—	—	—
Alternative Minimum Tax receivable from Tax Cuts & Jobs Act	—	—	—	(3,745)	—	—
Bridge loan commitment fees	2,665	—	—	—	—	2,665
Core FFO applicable to common shareholders	$56,077	$39,940	$53,192	$43,917	$43,118	$96,017
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,522	1,456	1,414	1,532	1,556	2,978
Amortization of below/above market leases	38	38	37	38	38	76
Straight-line net rent	(151)	(137)	(86)	(62)	(26)	(288)
Deferred income taxes (benefit) expense	(3,352)	(1,060)	(1,059)	512	(1,449)	(4,412)
Stock-based compensation expense, excluding IPO grants	2,628	2,032	994	1,226	701	4,660
Non-real estate depreciation and amortization	11,919	7,431	7,387	7,499	7,287	19,350
Non-real estate depreciation and amortization on China JV	107	102	107	132	143	209
Recurring maintenance capital expenditures (g)	(10,734)	(5,487)	(12,652)	(13,377)	(11,563)	(16,221)
Adjusted FFO applicable to common shareholders	$58,054	$44,315	$49,334	$41,417	$39,805	$102,369

Financial Supplement	Second Quarter 2019

Reconciliation of Net Income (Loss) to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	YTD 19

NAREIT Funds from operations	$33,712	$31,018	$26,394	$46,670	$43,775	$64,730
Core FFO applicable to common shareholders	56,077	39,940	53,192	43,917	43,118	$96,017
Adjusted FFO applicable to common shareholders	$58,054	$44,315	$49,334	$41,417	$39,805	$102,369

Reconciliation of weighted average and fully diluted shares:
Weighted average basic shares for net income calculation	182,325	149,404	148,592	144,948	143,499	165,869
Dilutive stock options, unvested restricted stock units, equity forward contract	3,792	3,041	2,932	2,678	2,975	3,436
Weighted average dilutive shares	186,117	152,445	151,524	147,626	146,474	169,305
Common shares equivalents (h)	8,523	13	482	3,931	1,032	25,335
Fully diluted common shares outstanding(h)	194,640	152,458	152,006	151,557	147,506	194,640

NAREIT FFO - basic per share	$0.18	$0.21	$0.18	$0.32	$0.31	$0.39
NAREIT FFO - diluted per share	0.18	0.20	0.17	0.32	0.30	0.38
NAREIT FFO - fully diluted per share(i)	0.17	0.20	0.17	0.31	0.30	0.33

Core FFO - basic per share	0.31	0.27	0.36	0.30	0.30	0.58
Core FFO - diluted per share	0.30	0.26	0.35	0.30	0.29	0.57
Core FFO - fully diluted per share(i)	0.29	0.26	0.35	0.29	0.29	0.49

Adjusted FFO - basic per share	0.32	0.30	0.33	0.29	0.28	0.62
Adjusted FFO - diluted per share	0.31	0.29	0.33	0.28	0.27	0.60
Adjusted FFO - fully diluted per share(i)	$0.30	$0.29	$0.32	$0.27	$0.27	$0.53

(a)
Represents one-time costs and professional fees associated with secondary offerings on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO, our follow-on offering in September 2018, and our follow-on offering in April 2019.

(b)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(c)
Represents costs associated with mergers and acquisition activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Acquisition expense includes key employee retention costs. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s "Americold Operating System" (AOS), information systems and processes. The majority of integration costs consist of professional service fees.

(d)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(e)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(f)	Represents costs associated with litigation charges outside of the normal course of business including professional service fees and settlement amounts.
(g)
Recurring maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.

(h)	Fully diluted common share equivalents outstanding at each respective quarterly period end.
(i)
Assumes i) the exercise of all outstanding stock options and conversion of all outstanding restricted stock units at the beginning of the quarter, and ii) the follow-on public offering of 4 million common shares in Q3 18 and 42 million in Q2 19 were outstanding for the entire quarter.

Financial Supplement	Second Quarter 2019

Reconciliation of Net Income (Loss) to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q2 19	Q1 19	Q4 18	Q3 18	Q2 18	Q2 19
Net income (loss)	$4,891	$(4,629)	$2,678	$24,540	$29,406	$27,480
Adjustments:
Depreciation, depletion and amortization	40,437	30,096	29,792	29,402	29,051	129,727
Interest expense	24,098	21,576	23,054	22,834	22,929	91,562
Income tax (benefit) expense	(906)	488	(853)	(2,551)	(126)	(3,822)
EBITDA	$68,520	$47,531	$54,671	$74,225	$81,260	$244,947
Adjustments:
Loss (gain) on disposal of depreciated property	34	—	913	—	(8,384)	947
Adjustment to reflect share of EBITDAre of partially owned entities	592	615	250	265	592	1,722
NAREIT EBITDAre	$69,146	$48,146	$55,834	$74,490	$73,468	$247,616
Adjustments:
Severance, reduction in workforce costs, and equity acceleration (a)	2,641	4,294	(73)	73	—	6,935
Terminated site operations cost (b)	6	338	(1,870)	—	66	(1,526)
Non-offering related equity issuance expenses (c)	(164)	1,511	(34)	605	—	1,918
Non-recurring public company implementation costs (d)	—	—	544	496	162	1,040
Acquisition, diligence, and integration costs (e)	15,014	1,441	599	21	51	17,075
Litigation and other related settlement costs (f)	467	910	—	—	—	1,377
Loss (income) from investments in partially owned entities	68	(122)	745	437	(252)	1,128
Impairment of long-lived assets	930	12,555	—	—	747	13,485
Loss (gain) on foreign currency exchange	83	(60)	43	(734)	(1,511)	(668)
Stock-based compensation expense	3,185	2,639	2,429	2,070	1,663	10,323
Loss on debt extinguishment, modifications and termination of derivative instruments	—	—	26,174	—	—	26,174
Loss (gain) on other asset disposals	168	20	534	(379)	(170)	343
Reduction in EBITDAre from partially owned entities	(592)	(615)	(250)	(265)	(592)	(1,722)
Bridge loan commitment fees	2,665	—	—	—	—	2,665
Core EBITDA	$93,617	$71,057	$84,675	$76,814	$73,632	$326,163

(a)
Represents certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies, reduction in workforce costs associated with exiting or selling non-strategic warehouses, and accelerated expense for stock awards that vest in advance of the original vesting date due to executive termination and trustee resignation.

(b)
Represents repair expenses incurred to return leased sites to their original physical state at lease inception in connection with the termination of the applicable underlying lease. Repair and maintenance expenses associated with our ordinary course operations are reflected as operating expenses on our statement of operations.

(c)
Represents one-time costs and professional fees associated with secondary offering on behalf of selling shareholders during the first quarter of 2019, and non-offering related expenses in connection with our IPO, our follow-on offering in September 2018, and our follow-on offering in April 2019.

(d)	Represents one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company.
(e)
Represents costs associated with mergers and acquisition activity including: advisory, legal, accounting, valuation and other professional or consulting fees. Acquisition expense includes key employee retention costs. Integration costs include pre- and post-acquisition costs of work performed to facilitate integration into the Company’s AOS, information systems and processes. The majority of integration costs consist of professional service fees.

(f)	Represents costs associated with litigation charges outside of the normal course of business including professional service fees and settlement amounts.

Financial Supplement	Second Quarter 2019

Acquisition, Litigation, & Other

The Company reported a new financial statement line referred to as “Acquisition, litigation and other” within our Statement of Operations during 2019 due to various material charges incurred in the current period, and reclassified certain costs from SG&A in the comparable prior periods to conform with the new presentation. This caption represents certain corporate costs that are highly variable from period to period and will be further detailed in our Quarterly Report on Form 10-Q.

	Three Months Ended June 30,		Six Months Ended June 30,
Acquisition, litigation, and other	2019	2018	2019	2018
Acquisition related costs	$15,014	$51	$16,455	$51
Litigation	467	—	1,377	—

Other:
Severance, equity award modifications and acceleration	2,641	(547)	6,934	2,053
Non-offering related equity issuance expenses	(164)	—	1,347	1,242
Non-recurring public company implementation costs	—	162	—	162
Terminated site operations costs	6	66	344	66
Total other	2,483	(319)	8,625	3,523

Total acquisition, litigation, and other	$17,964	$(268)	$26,457	$3,574

Business acquisition related costs include costs associated with transactions, whether consummated or not, such as advisory, legal, accounting, valuation and other professional or consulting fees. Business acquisition costs of approximately $15.0 million and $16.5 million for the three and six months ended June 30, 2019 primarily consisted of a $10.0 million investment advisory fee, employee retention expense, and non-capitalizable legal and professional fees related to the Cloverleaf and Lanier acquisitions.

Litigation costs consist of expenses incurred in order to defend the Company from litigation charges outside of the normal course of business. Litigation costs incurred in connection with matters arising from the ordinary course of business are expensed as a component of selling, general and administrative expense on the Condensed Consolidated Statements of Operations. Litigation costs of $0.5 million and $1.4 million for the three and six months ended June 30, 2019 primarily relate to professional fees incurred in connection with ongoing litigation charges. No litigation costs were incurred for the three and six months ended June 30, 2018, respectively, relating to litigation charges outside of the normal course of business.

Severance costs represent certain contractual and negotiated severance and separation costs from exited former executives, reduction in headcount due to synergies achieved through acquisitions or operational efficiencies and reduction in workforce costs associated with exiting or selling non-strategic warehouses. Equity acceleration and modification costs represent the unrecognized expense for stock awards that vest and convert to common shares in advance of the original negotiated vesting date and any other equity award changes resulting in accounting for the award as a modification. For the six months ended June 30, 2019, severance, equity modification and acceleration expense consisted of $2.6 million of severance related to reduction in headcount as a result of the synergies created from the Cloverleaf Acquisition and organizational transformation of our international operations, $1.2 million of severance related to the departure of two former executives as well as $3.1 million of accelerated equity award vesting. The accelerated stock compensation charges related primarily to the resignation of a member of the Board of Trustees, which accelerated the vesting of 100,000 restricted stock units in accordance with the modified award agreement. For the six months ended June 30, 2018, equity modification expense consists of $2.0 million due to the grant made by the Board of Trustees to permit dividend equivalents to all participants in the 2010 Plan.

Non-offering related equity issuance expense consists of non-registration statement related legal fees associated with the selling shareholder's secondary public offering completed during the first quarter of 2019, which consisted solely of shares sold by YF ART Holdings and Goldman Sachs and affiliates. The Company received no proceeds from the secondary offering. Non-offering related equity issuance expense of $1.2 million for the six months ended June 30, 2018 consisted of non-registration statement related costs and an Australian stamp duty tax related to the Company's IPO.

Non-recurring public company implementation costs of $0.2 million for the three and six months ended June 30, 2018 represent one-time costs associated with the implementation of financial reporting systems and processes needed to convert the organization to a public company. No such costs were incurred during the three and six months ended June 30, 2019.

Financial Supplement	Second Quarter 2019

Debt Details and Maturities
(In Thousands - unaudited)
	As of June 30, 2019
Indebtedness:	Carrying Value	Contractual Interest Rate(3)	Effective Interest Rate(4)	Stated Maturity Date(5)

Unsecured Debt
2018 Senior Unsecured Revolving Credit Facility(1)(2)	$—	L+1.45%	0.36%	1/2022
2018 Senior Unsecured Term Loan A Facility(2)(6)	475,000	L+1.45%	4.30%	1/2023
Series A 4.68% notes due 2026	200,000	4.68%	4.77%	1/2026
Series B 4.86% notes due 2029	400,000	4.86%	4.92%	1/2029
Series C 4.10% notes due 2030	350,000	4.10%	4.16%	1/2030
Total Unsecured Debt	$1,425,000	4.31%	4.71%	7.4 years

2013 Mortgage Loans (15 cross-collateralized warehouses)
Senior Note	184,722	3.81%	4.14%	5/2023
Mezzanine A	70,000	7.38%	7.55%	5/2023
Mezzanine B	32,000	11.50%	11.75%	5/2023
Total 2013 Mortgage Loans	$286,722	5.54%	5.82%	3.8 years

New Market Tax Credit	$13,300	1.38%	4.68%	25.8 years

Total Real Estate Debt	$1,725,022	4.49%	4.89%	6.9 years

Sale-leaseback obligations	117,420
Capitalized lease obligations	55,292
Total Debt Outstanding	$1,897,734

Less: deferred financing costs	(14,499)
Total Book Value of Debt	$1,883,235

Rate Type		% of Total
Fixed	1,522,734	80%
Variable	375,000	20%
Total Debt Outstanding	$1,897,734	100%

Debt Type		% of Total
Unsecured	1,425,000	75%
Secured	472,734	25%
Total Debt Outstanding	$1,897,734	100%

(1)
Revolver maturity assumes one year extension option. The borrowing capacity as of June 30, 2019 is $800 million less $29.2 million of outstanding letters of credit. The effective interest rate shown represents deferred financing fees allocated over the $800 million committed.

(2)	L = one-month LIBOR.

(3)	Interest rates as of June 30, 2019. At June 30, 2019, the one-month LIBOR rate on our Senior Unsecured Term Loan was 2.40%.

(4)	The effective interest rates presented include the amortization of loan costs and fair value adjustments.

(5)	Subtotals of stated maturity dates represent remaining weighted average life of the debt.

(6)
On January 4, 2019, the Company entered into a swap agreement to set the LIBOR portion of interest expense on $100 million of the Senior Unsecured Term Loan principal at a rate of 2.48%. This results in a fixed interest rate of 3.93% (2.48% + 1.45%) on $100 million of the Senior Unsecured Term Loan principal. The swap is effective January 31, 2019 through January 31, 2024.

Financial Supplement	Second Quarter 2019

Operations Overview

Revenue and Contribution by Segment
(In Thousands - unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Segment revenues:
Warehouse	$338,231	$287,712	$627,846	$574,229
Third-party managed	61,515	65,755	125,651	129,632
Transportation	36,492	38,889	73,588	77,234
Other	2,222	2,311	4,454	4,714
Total revenues	438,460	394,667	831,539	785,809

Segment contribution:
Warehouse	113,817	90,835	204,636	180,405
Third-party managed	2,804	3,859	6,063	7,637
Transportation	4,206	3,586	8,562	7,180
Other	292	(80)	536	266
Total segment contribution	121,119	98,200	219,797	195,488

Reconciling items:
Depreciation, depletion, and amortization	(40,437)	(29,051)	(70,533)	(58,459)
Selling, general and administrative expense	(32,669)	(27,750)	(63,786)	(55,857)
(Loss) gain from sale of real estate	(34)	8,384	(34)	8,384
Acquisition, litigation, and other	(17,964)	268	(26,457)	(3,574)
Impairment of long-lived assets	(930)	(747)	(13,485)	(747)
(Loss) income from investments in partially owned entities	(68)	252	54	112
Interest expense	(24,098)	(22,929)	(45,674)	(47,424)
Bridge loan commitment fees	(2,665)	—	(2,665)	—
Interest income	2,405	1,109	3,408	1,733
Loss on debt extinguishment and modification	—	—	—	(21,385)
Foreign currency exchange (loss) gain	(83)	1,511	(23)	2,191
Other (expense) income, net	(591)	33	(758)	89
Income (loss) before income tax benefit	$3,985	$29,280	$(156)	$20,551
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
We also operate a limestone quarry on the land we own around our Carthage, Missouri warehouse, which contains substantial limestone deposits. We do not view the operation of the quarry as an integral part of our business.

Financial Supplement	Second Quarter 2019

Global Warehouse Physical and Economic Occupancy Trend

85%
80%
75%
70%
65%
2016
2017
2018
2019
FY
Q1
Q2
Q3
Q4

Note: Dotted lines represent incremental economic occupancy percentage.
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.
We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer's contract, and subtracting the physical pallet positions.
Historically, providers of temperature-controlled warehouse space have offered storage services to customers on an as-utilized, on-demand basis. We have entered into fixed storage commitments with certain customers which give us, among other things, additional clarity around the expected occupancy of our warehouses. As of June 30, 2019, we had entered into contracts featuring fixed storage commitments or leases with 113 of our customers in our warehouse segment. Customers with fixed storage provisions commit to occupy a certain number of pallets at a designated storage rate for the applicable portion of their contractual term, whether the customer elects to physically store goods in a warehouse or not. As a result, certain pallets in our warehouses may generate storage revenue pursuant to fixed storage commitments despite not being physically occupied. We refer to economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period. To the extent that a customer with a fixed storage provision elects not to utilize all of its committed pallets in a particular warehouse, we have the flexibility to deploy those pallets to facilitate shorter-term customers that desire space on an as-utilized, on demand basis.

Financial Supplement	Second Quarter 2019

Global Warehouse Portfolio
Unaudited

Country / Region	# of warehouses	Cubic feet (in millions)	% of total cubic feet	Pallet positions (in thousands)	Average physical occupancy (1)	Revenues (2) (in millions)	Applicable segment contribution (NOI) (2)(3) (in millions)	Total customers (4)
Owned / Leased (5)
United States
Central	41	256.1	25%	931.6	76%	$136.2	$51.3	837
East	27	204.7	20%	623.3	74%	133.9	41.0	812
Southeast	46	242.2	24%	619.9	74%	125.6	39.2	853
West	38	234.0	23%	989.3	69%	135.1	51.3	710
United States Total / Average	152	937.0	92%	3,164.1	73%	$530.8	$182.8	2,471
International
Australia	5	47.6	5%	136.8	81%	$78.2	$16.9	60
New Zealand	7	22.8	2%	72.8	88%	15.0	4.4	64
Argentina	2	9.7	1%	21.6	73%	3.9	0.6	48
International Total / Average	14	80.1	8%	231.2	82%	$97.1	$21.9	169
Owned / Leased Total / Average	166	1,017.1	100%	3,395.3	74%	$627.8	$204.6	2,640
Third-Party Managed
United States	8	38.8	73%	—	—	$110.6	$4.0	4
Australia (6)	1	—	—%	—	—	6.2	1.3	1
Canada	3	14.3	27%	—	—	8.9	0.8	2
Third-Party Managed Total / Average	12	53.1	100%	—	—	$125.7	$6.1	7
Portfolio Total / Average	178	1,070.2	100%	3,395.3	74%	$753.5	$210.7	2,641

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the six months ended June 30, 2019. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)	Six months ended June 30, 2019.

(3)
We use the term “segment contribution (NOI)” to mean a segment’s revenues less its cost of operations (excluding any depreciation, depletion and amortization, impairment charges and corporate-level selling, general and administrative expenses). The applicable segment contribution (NOI) from our owned and leased warehouses and our third-party managed warehouses is included in our warehouse segment contribution (NOI) and third-party managed segment contribution (NOI), respectively.

(4)
We serve some of our customers in multiple geographic regions and in multiple facilities within geographic regions. As a result, the total number of customers that we serve is less than the total number of customers reflected in the table above that we serve in each geographic region.

(5)
As of June 30, 2019, we owned 131 of our U.S. warehouses and ten of our international warehouses, and we leased 21 of our U.S. warehouses and four of our international warehouses. As of June 30, 2019, seven of our owned facilities were located on land that we lease pursuant to long-term ground leases.

(6)	Constitutes non-refrigerated, or “ambient,” warehouse space. This facility contains 330,527 square feet of ambient space.

Financial Supplement	Second Quarter 2019

_______________________________________________

(1)	Retail reflects a broad variety of product types from retail customers.

(2)	Packaged foods reflects a broad variety of temperature-controlled meals and foodstuffs.

(3)	Distributors reflects a broad variety of product types from distributor customers.

____________________
Note: June 30, 2019 LTM Revenue pro forma 2019 acquisitions.
Totals may not foot due to rounding.

Financial Supplement	Second Quarter 2019

Fixed Commitment and Lease Maturity Schedules
Unaudited
The following table sets forth a summary schedule of the expirations for any defined contracts featuring fixed storage commitments and leases in effect as of June 30, 2019. The information set forth in the table assumes no exercise of extension options under these contracts and leases.

Contract Expiration Year	Number of Contracts	Annualized Committed Rent & Storage Revenue (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended June 30, 2019	Total Warehouse Segment Revenue Generated by Contracts with Fixed Commitments & Leases for the Twelve Months Ended June 30, 2019(1) (in thousands)	Annualized Committed Rent & Storage Revenue at Expiration(2) (in thousands)
Month-to-Month	35	$27,493	4.5%	$90,861	$27,493
2019	37	35,554	5.9%	71,344	35,040
2020	39	22,070	3.6%	70,321	22,418
2021	33	30,394	5.0%	154,846	31,356
2022	23	42,508	7.0%	96,894	44,757
2023	19	36,584	6.0%	86,399	39,104
2024	11	12,047	2.0%	24,519	16,222
2025	—	—	—%	—	—
2026	2	7,302	1.2%	9,709	7,510
2027	3	4,651	0.8%	7,664	4,992
2028	1	1,080	—%	2,727	1,080
2029 and thereafter	3	11,889	2.0%	26,211	14,003
Total	206	$231,572	38.3%	$641,495	$243,975
____________________
Note: June 30, 2019 LTM total revenue and rent and storage revenue pro forma 2019 acquisitions.

(1)
Represents monthly fixed storage commitments and lease rental payments under the relevant expiring defined contract and lease as of June 30, 2019, plus the weighted average monthly warehouse services revenues attributable to these contracts and leases for the last twelve months ended June 30, 2019, multiplied by 12.

(2)
Represents annualized monthly revenues from fixed storage commitments and lease rental payments under the defined contracts and relevant expiring leases as of June 30, 2019 based upon the monthly revenues attributable thereto in the last month prior to expiration, multiplied by 12.

Financial Supplement	Second Quarter 2019

The following table sets forth a summary schedule of the expirations of our facility leased warehouses and other leases pursuant to which we lease space to third parties in our warehouse portfolio, in each case, in place as of June 30, 2019. These leases had a weighted average remaining term of 31 months as of June 30, 2019.

Lease Expiration Year	No. of Leases Expiring	Annualized Rent(1) (in thousands)	% of Total Warehouse Rent & Storage Segment Revenue for the Twelve Months Ended June 30, 2019	Leased Square Footage (in thousands)	% Leased Square Footage	Annualized Rent at Expiration(2) (in thousands)
Month-to-Month	6	$736	0.1%	99	4.4%	$736
2019	7	1,730	0.3%	272	12.1%	1,730
2020	15	5,521	0.9%	536	23.9%	5,574
2021	10	1,336	0.2%	445	19.8%	1,630
2022	2	1,147	0.2%	123	5.5%	1,187
2023	4	3,528	0.6%	546	24.3%	3,779
2024	3	761	0.1%	174	7.7%	805
2025 and thereafter	2	1,080	0.2%	52	2.3%	1,080
Total	49	$15,839	2.6%	2,247	100%	$16,521

____________________
Note: June 30, 2019 LTM rent and storage revenue pro forma 2019 acquisitions.

(1)	Represents monthly rental payments under the relevant leases as of June 30, 2019, multiplied by 12.

(2)	Represents monthly rental payments under the relevant leases in the calendar year of expiration, multiplied by 12.

Financial Supplement	Second Quarter 2019

Recurring Maintenance Capital Expenditures and Repair and Maintenance Expenses
We utilize a strategic and preventative approach to recurring maintenance capital expenditures and repair and maintenance expenses to maintain the high quality and operational efficiency of our warehouses and ensure that our warehouses meet the “mission-critical” role they serve in the cold chain.
Recurring Maintenance Capital Expenditures
The following table sets forth our recurring maintenance capital expenditures for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per cubic foot amounts)
Real estate	$7,817	$9,505	$12,302	$15,314
Personal property	1,554	867	1,724	1,120
Information technology	1,363	1,191	2,195	1,513
Total recurring maintenance capital expenditures	$10,734	$11,563	$16,221	$17,947

Total recurring maintenance capital expenditures per cubic foot	$0.010	$0.013	$0.015	$0.019

Repair and Maintenance Expenses
The following table sets forth our repair and maintenance expenses for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands, except per cubic foot amounts)
Real estate	$6,580	$4,971	$11,889	$10,168
Personal property	8,125	7,811	16,021	15,803
Total repair and maintenance expenses	$14,705	$12,782	$27,910	$25,971

Repair and maintenance expenses per cubic foot	$0.014	$0.014	$0.026	$0.028
Growth and Expansion Capital Expenditures
The following table sets forth our growth and expansion capital expenditures for the three and six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(In thousands - unaudited)
Acquisitions	$1,323,265	$—	$1,359,188	$—
Expansion and development initiatives	$66,092	$21,140	$76,507	$39,376
Information technology	1,329	753	2,051	1,553
Total growth and expansion capital expenditures	$1,390,686	$21,893	$1,437,746	$40,929

Financial Supplement	Second Quarter 2019

Global Warehouse Segment Financial Performance
The following table presents the operating results of our warehouse segment for the three months ended June 30, 2019 and 2018.

	Three Months Ended June 30,			Change
	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
	(Dollars in thousands - unaudited)
Rent and storage	$142,026	$144,100	$125,333	13.3%	15.0%
Warehouse services	196,205	199,506	162,379	20.8%	22.9%
Total warehouse segment revenues	338,231	343,606	287,712	17.6%	19.4%

Power	20,311	20,713	18,631	9.0%	11.2%
Other facilities costs (2)	27,627	28,148	26,131	5.7%	7.7%
Labor	148,413	151,265	128,148	15.8%	18.0%
Other services costs (3)	28,063	28,439	23,967	17.1%	18.7%
Total warehouse segment cost of operations	224,414	228,565	196,877	14.0%	16.1%
Warehouse segment contribution (NOI)	$113,817	$115,041	$90,835	25.3%	26.6%

Warehouse rent and storage contribution (NOI) (4)	$94,088	$95,239	$80,571	16.8%	18.2%
Warehouse services contribution (NOI) (5)	$19,729	$19,802	$10,264	92.2%	92.9%

Total warehouse segment margin	33.7%	33.5%	31.6%	208 bps	191 bps
Rent and storage margin(6)	66.2%	66.1%	64.3%	196 bps	181 bps
Warehouse services margin(7)	10.1%	9.9%	6.3%	373 bps	360 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $3.1 million and $3.8 million for the second quarter 2019 and 2018, respectively.

(3)	Includes non-real estate rent expense (equipment lease and rentals) of $2.5 million and $3.3 million for the second quarter of 2019 and 2018, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Second Quarter 2019

The following table presents the operating results of our warehouse segment for the six months ended June 30, 2019 and 2018.

	Six Months Ended June 30,			Change
	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
	(Dollars in thousands - unaudited)
Rent and storage	$268,406	$272,824	$251,060	6.9%	8.7%
Warehouse services	359,440	366,905	323,169	11.2%	13.5%
Total warehouse segment revenues	627,846	639,729	574,229	9.3%	11.4%

Power	35,382	36,311	34,745	1.8%	4.5%
Other facilities costs (2)	54,016	55,154	52,913	2.1%	4.2%
Labor	281,332	287,843	259,454	8.4%	10.9%
Other services costs (3)	52,480	53,379	46,712	12.3%	14.3%
Total warehouse segment cost of operations	423,210	432,687	393,824	7.5%	9.9%
Warehouse segment contribution (NOI)	$204,636	$207,042	$180,405	13.4%	14.8%

Warehouse rent and storage contribution (NOI) (4)	$179,008	$181,359	$163,402	9.6%	11.0%
Warehouse services contribution (NOI) (5)	$25,628	$25,683	$17,003	50.7%	51.0%

Total warehouse segment margin	32.6%	32.4%	31.4%	118 bps	95 bps
Rent and storage margin(6)	66.7%	66.5%	65.1%	161 bps	139 bps
Warehouse services margin(7)	7.1%	7.0%	5.3%	187 bps	174 bps

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Includes real estate rent expense of $6.3 million and $7.5 million for the six months ended June 30, 2019 and 2018, respectively

(3)	Includes non-real estate rent expense of $6.0 million and $6.7 million for the six months ended June 30, 2019 and 2018, respectively.

(4)	Calculated as rent and storage revenues less power and other facilities costs.

(5)	Calculated as warehouse services revenues less labor and other services costs.

(6)	Calculated as warehouse rent and storage contribution (NOI) divided by warehouse rent and storage revenues.

(7)	Calculated as warehouse services contribution (NOI) divided by warehouse services revenues.

Financial Supplement	Second Quarter 2019

Same-store Financial Performance
The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended June 30, 2019 and 2018.

	Three Months Ended June 30,			Change
	2019 actual	2019 constant currency(1)	2018 actual	Actual	Constant currency
Number of same store sites	138		138	n/a	n/a
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$123,298	$125,336	$122,903	0.3%	2.0%
Warehouse services	164,209	167,510	160,287	2.4%	4.5%
Total same store revenues	287,507	292,846	283,190	1.5%	3.4%
Same store cost of operations:
Power	17,036	17,438	18,102	(5.9)%	(3.7)%
Other facilities costs	24,377	24,898	24,806	(1.7)%	0.4%
Labor	128,321	131,173	126,387	1.5%	3.8%
Other services costs	22,904	23,280	23,487	(2.5)%	(0.9)%
Total same store cost of operations	$192,638	$196,789	$192,782	(0.1)%	2.1%

Same store contribution (NOI)	$94,869	$96,057	$90,408	4.9%	6.2%
Same store rent and storage contribution (NOI)(2)	$81,885	$83,000	$79,995	2.4%	3.8%
Same store services contribution (NOI)(3)	$12,984	$13,057	$10,413	24.7%	25.4%

Total same store margin	33.0%	32.8%	31.9%	107 bps	88 bps
Same store rent and storage margin(4)	66.4%	66.2%	65.1%	132 bps	113 bps
Same store services margin(5)	7.9%	7.8%	6.5%	141 bps	130 bps

Number of non-same store sites	28		6	n/a	n/a
Non-same store revenues:
Rent and storage	$18,728	$18,764	$2,430	670.7%	672.2%
Warehouse services	31,996	31,996	2,092	1,429.4%	1,429.4%
Total non-same store revenues	50,724	50,760	4,522	1,021.7%	1,022.5%
Non-same store cost of operations:
Power	3,275	3,275	529	519.1%	519.1%
Other facilities costs	3,250	3,250	1,325	145.3%	145.3%
Labor	20,092	20,092	1,761	1,040.9%	1,040.9%
Other services costs	5,159	5,159	480	974.8%	974.8%
Total non-same store cost of operations	$31,776	$31,776	$4,095	676.0%	676.0%

Non-same store contribution (NOI)	$18,948	$18,984	$427	4,337.5%	4,345.9%
Non-same store rent and storage contribution (NOI)(2)	$12,203	$12,239	$576	2,018.6%	2,024.8%
Non-same store services contribution (NOI)(3)	$6,745	$6,745	$(149)	4,626.8%	4,626.8%

Total warehouse segment revenues	$338,231	$343,606	$287,712	17.6%	19.4%
Total warehouse cost of operations	$224,414	$228,565	$196,877	14.0%	16.1%
Total warehouse segment contribution	$113,817	$115,041	$90,835	25.3%	26.6%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Second Quarter 2019

The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the six months ended June 30, 2019 and 2018.

	Six Months Ended June 30,				Change
	2019 actual	2019 constant currency(1)		2018 actual	Actual	Constant currency
Number of same store sites	137			137	n/a	n/a
Same store revenues:	(Dollars in thousands - unaudited)
Rent and storage	$245,148	$249,530		$244,576	0.2%	2.0%
Warehouse services	323,663	331,128		318,798	1.5%	3.9%
Total same store revenues	568,811	580,658		563,374	1.0%	3.1%
Same store cost of operations:
Power	31,720	32,649		33,745	(6.0)%	(3.2)%
Other facilities costs	49,535	50,674		49,931	(0.8)%	1.5%
Labor	258,277	264,788		255,852	0.9%	3.5%
Other services costs	46,684	47,583		45,863	1.8%	3.8%
Total same store cost of operations	$386,216	$395,694		$385,391	0.2%	2.7%

Same store contribution (NOI)	$182,595	$184,964		$177,983	2.6%	3.9%
Same store rent and storage contribution (NOI)(2)	$163,893	$166,207		$160,900	1.9%	3.3%
Same store services contribution (NOI)(3)	$18,702	$18,757		$17,083	9.5%	9.8%

Total same store margin	32.1%	31.9%		31.6%	51 bps	26 bps
Same store rent and storage margin(4)	66.9%	66.6%		65.8%	107 bps	82 bps
Same store services margin(5)	5.8%	5.7%		5.4%	42 bps	31 bps

Number of non-same store sites	29			7	n/a	n/a
Non-same store revenues:
Rent and storage	$23,258	$23,294		$6,484	258.7%	259.3%
Warehouse services	35,777	35,777		4,371	718.5%	718.5%
Total non-same store revenues	59,035	59,071		10,855	443.9%	444.2%
Non-same store cost of operations:
Power	3,662	3,662		1,000	266.2%	266.2%
Other facilities costs	4,481	4,480		2,982	50.3%	50.2%
Labor	23,055	23,055	1	3,602	540.1%	540.1%
Other services costs	5,796	5,796		849	582.7%	582.7%
Total non-same store cost of operations	$36,994	$36,993		$8,433	338.7%	338.7%

Non-same store contribution (NOI)	$22,041	$22,078		$2,422	810.0%	811.6%
Non-same store rent and storage contribution (NOI)(2)	$15,115	$15,152		$2,502	504.1%	505.6%
Non-same store services contribution (NOI)(3)	$6,926	$6,926		$(80)	8,757.5%	8,757.5%

Total warehouse segment revenues	$627,846	$639,729		$574,229	9.3%	11.4%
Total warehouse cost of operations	$423,210	$432,687		$393,824	7.5%	9.9%
Total warehouse segment contribution	$204,636	$207,042		$180,405	13.4%	14.8%

(1)
The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis is the effect of changes in foreign currency exchange rates relative to the comparable prior period.

(2)	Calculated as rent and storage revenues less power and other facilities costs.
(3)	Calculated as warehouse services revenues less labor and other services costs.
(4)	Calculated as same store rent and storage contribution (NOI) divided by same store rent and storage revenues.
(5)	Calculated as same store warehouse services contribution (NOI) divided by same store warehouse services revenues.

Financial Supplement	Second Quarter 2019

Same-store Key Operating Metrics
The following table provides certain operating metrics to explain the drivers of our same store performance for the three months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Change
Units in thousands except per pallet and site data - unaudited	2019	2018
Number of same store sites	138	138	n/a
Same store rent and storage:
Physical occupancy(1)
Average physical occupied pallets	2,235	2,333	(4.2)%
Average physical pallet positions	3,084	3,112	(0.9)%
Physical occupancy percentage	72.5%	75.0%	-249 bps
Same store rent and storage revenues per physical occupied pallet	$55.16	$52.67	4.7%
Constant currency same store rent and storage revenues per physical occupied pallet	$56.07	$52.67	6.4%

Economic occupancy(2)
Average economic occupied pallets	2,366	2,434	(2.8)%
Economic occupancy percentage	76.7%	78.2%	-148 bps
Same store rent and storage revenues per economic occupied pallet	$52.11	$50.50	3.2%
Constant currency same store rent and storage revenues per economic occupied pallet	$52.97	$50.50	4.9%

Same store warehouse services:
Throughput pallets	6,440	6,521	(1.2)%
Same store warehouse services revenues per throughput pallet	$25.50	$24.58	3.7%
Constant currency same store warehouse services revenues per throughput pallet	$26.01	$24.58	5.8%

Number of non-same store sites	28	6	n/a
Non-same store rent and storage:
Physical occupancy(1)
Average physical occupied pallets	401	50	708.5%
Average physical pallet positions	525	99	431.7%
Physical occupancy percentage	76.4%	50.2%

Economic occupancy(2)
Average economic occupied pallets	404	50	711.4%
Economic occupancy percentage	77.0%	50.5%

Non-same store warehouse services:
Throughput pallets	925	91	918.0%

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)
We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitments specified in each customer's contract, and subtracting the physical pallet positions.

Financial Supplement	Second Quarter 2019

The following table provides certain operating metrics to explain the drivers of our same store performance for the six months ended June 30, 2019 and 2018.

	Six Months Ended June 30,		Change
Unit in thousands, except per pallet and site data - unaudited	2019	2018
Number of same store sites	137	137	n/a
Same store rent and storage:
Physical occupancy(1)
Average physical occupied pallets	2,237	2,331	(4.0)%
Average physical pallet positions	3,055	3,077	(0.7)%
Physical occupancy percentage	73.2%	75.8%	-255 bps
Same store rent and storage revenues per physical occupied pallet	$109.60	$104.93	4.5%
Constant currency same store rent and storage revenues per physical occupied pallet	$111.56	$104.93	6.3%

Economic occupancy(2)
Average occupied economic pallets	2,367	2,436	(2.9)%
Economic occupancy percentage	77.5%	79.2%	-172 bps
Same store rent and storage revenues per economic occupied pallet	$103.58	$100.39	3.2%
Constant currency same store rent and storage revenues per economic occupied pallet	$105.43	$100.39	5.0%

Same store warehouse services:
Throughput pallets	12,814	13,070	(2.0)%
Same store warehouse services revenues per throughput pallet	$25.26	$24.39	3.6%
Constant currency same store warehouse services revenues per throughput pallet	$25.84	$24.39	5.9%

Number of non-same store sites	29	7	n/a
Non-same store rent and storage:
Physical occupancy(1)
Average physical occupied pallets	267	84	217.4%
Average physical pallet positions	340	135	152.2%
Physical occupancy percentage	78.4%	62.3%

Economic occupancy(2)
Average economic occupied pallets	$270	$86	214.4%
Economic occupancy percentage	79.5%	63.7%	1574 bps

Non-same store warehouse services:
Throughput pallets	1,063	185	473.3%

(1)
We define average physical occupancy as the average number of occupied pallets divided by the estimated number of average physical pallet positions in our warehouses for the applicable period. We estimate the number of physical pallet positions by taking into account actual racked space and by estimating unracked space on an as-if racked basis. We base this estimate on a formula utilizing the total cubic feet of each room within the warehouse that is unracked divided by the volume of an assumed rack space that is consistent with the characteristics of the relevant warehouse. On a warehouse by warehouse basis, rack space generally ranges from three to four feet depending upon the type of facility and the nature of the customer goods stored therein. The number of our pallet positions is reviewed and updated quarterly, taking into account changes in racking configurations and room utilization.

(2)
We define average economic occupancy as the aggregate number of physically occupied pallets and any additional pallets otherwise contractually committed for a given period, without duplication. We estimate the number of contractually committed pallet positions by taking into account actual pallet commitment specified in each customer's contract, and subtracting the physical pallet positions.

Financial Supplement	Second Quarter 2019

External Growth and Capital Deployment

Recently Completed Expansion and Development Projects
	Opportunity Type	Facility Type	Cubic Feet (in millions)	Pallet Positions (in thousands)	Cost of Expansion / Development		Completion Date
Facility					Total Cost (in millions)	Return on Invested Capital
Clearfield, UT	Expansion	Distribution	5.8	21	$29.0	12-15%	Q4 2017
Middleboro, MA	Development	Production Advantaged	4.4	27	$23.5	8-12%	Q3 2018
Rochelle, IL	Expansion	Distribution	15.7	54	$86.9(1)	12-15%	Q2 2019

Expansion and Development Projects In Process
			Under Construction		Investment in Expansion / Development (in millions)			Expected Stabilized NOI Return on Invested Capital	Target Complete Date
Facility	Opportunity Type	Facility Type	Cubic Feet (millions)(2)	Pallet Positions (thousands)(2)	Cost(3)	Estimate to Complete	Total Estimated Cost
Chesapeake, VA	Expansion	Public	4.5	12	$7.3	$19-$21	$26-$28	10-15%	Q4 2019
North Little Rock, AR	Expansion	Public	3.2	12	$13.5	$6-$8	$19-$21	10-15%	Q4 2019
Savannah, GA	New Build	Distribution	14.8	37	$20(4)	$50-$60	$70-$80	10-15%	Q1 2020
Columbus, OH	Expansion	Public	1.5	5	$0	$7-$8	$7-$8	10-15%	Q1 2020
Atlanta, GA	Expansion /Redevelopment	Distribution	18.3	60	$3	$123-$133	$126-$136	10-15%	Q2 2021
Sydney, NSW	Build to Suit	Distribution			$45.5(5)			10-15%

2019 Acquisitions
Facility	City / State	No. of Facilities	Cubic Feet (in millions)	Pallet Positions (in thousands)	Acquisition Price (in millions)	Entry NOI Yield	Expected Stabilized NOI Return on Invested Capital	Date Purchased
PortFresh Holdings, LLC	Savannah, GA	1	4.3	6	$20.0	7.0%	9-12%	1/31/2019
Cloverleaf Cold Storage(6)	9 states	22	132.0	602	$1,245.7	7.0%	7-8%	5/1/2019
Lanier Cold Storage	Georgia	2	14.4	51	$82.6	7.9%	9-10%	5/1/2019

_________________________

(1)	Cost to date as of June 30, 2019. Total cost expected to be approximately $92 - $93 million. Remaining spend incurred reflects residual cost and retainage.

(2)	Cubic feet and pallet positions are estimates while the facilities are under construction.

(3)	Cost as of June 30, 2019.

(4)	Includes $15.9 million as part of the PortFresh Holdings, LLC acquisition completed during January 2019.

(5)	In April 2019, the Company completed a land purchase in Sydney, Australia for $45.5 million.

(6)	Cloverleaf purchase price results in an approximate 7% NOI entry yield which is exclusive of SG&A expense.

Financial Supplement	Second Quarter 2019

2019 Guidance

The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

	As of	As of	As of
	Aug. 8, 2019	May 7, 2019	Feb. 21, 2019
Warehouse segment same store revenue growth (constant currency)	2.0% - 4.0%	2.0% - 4.0%	2.0% - 4.0%
Warehouse segment same store NOI growth (constant currency)	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue	100 - 200 bps higher than associated revenue
Selling, general, and administrative expense as % of total revenue	7.0% - 7.2%	6.8% - 7.2%	6.8% - 7.2%
Total recurring maintenance capital expenditures	$56mm - $66mm	$56mm - $66mm	$50mm - $60mm
Total expansion and development capital expenditures (1)	$220mm - $250mm	$275mm - $350mm	$225mm - $325mm
AFFO payout ratio (2)	65.0% - 68.0%	67.0% - 70.0%	65.0% - 68.0%
Weighted average dilutive share count (2)	180mm - 184mm	182mm - 186mm	155mm - 157mm

(1)
Total expansion and development capital expenditures includes spending related to the Company's announced projects in Chicago, Savannah, Atlanta and Australia as well as the three expansions associated with the Cloverleaf acquisition.

(2)
Updated to reflect the April 2019 primary offering. Excludes the six million share equity forward issued in September 2018, which has a new outstanding settlement date of no later than September 2020. The Company may settle the forward shares by issuing new shares or may instead elect to cash settle or net share settle all or a portion of the forward shares.

Financial Supplement	Second Quarter 2019

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.

We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, non-offering related equity issuance expenses, non-recurring public company implementation costs, stock-based compensation expense for the IPO retention grants, severance, reduction in workforce costs and equity acceleration, acquisition, diligence and integration related costs, terminated site operations costs, bridge loan commitment fees, litigation and other related settlements, loss on debt extinguishment and modification, and foreign currency exchange gain or loss. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of recurring maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.

We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation, depletion or amortization (including in respect of the China JV), and recurring maintenance capital expenditures. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.

FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation, depletion and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.

We also calculate our Core EBITDA as EBITDAre further adjusted for impairment charges on intangible and long-lived assets, severance, reduction in workforce costs and equity acceleration, terminated site operations costs, non-offering related equity issuance expenses, non-recurring public company implementation costs, acquisition, diligence and integration related costs, bridge loan commitment fees, litigation and other related settlements, loss on debt extinguishment and modification, stock-based compensation expense, foreign currency exchange gain or loss, loss or gain on other asset disposals, loss on partially owned entities, and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDAre but which we do not believe are indicative of our core business operations. EBITDAre and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDAre and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDAre and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDAre and Core EBITDA have limitations as analytical tools, including:

•	these measures do not reflect our historical or future cash requirements for recurring maintenance capital expenditures or growth and expansion capital expenditures;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;

•	these measures do not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 20 reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.

All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.